Contact:	Robert M. Gorman - (804) 523-7828
Executive Vice President / Chief Financial Officer

UNION FIRST MARKET BANKSHARES REPORTS SECOND QUARTER RESULTS

Richmond, Va., July 22, 2013 - Union First Market Bankshares Corporation (the “Company”) (NASDAQ: UBSH) today reported net income of $9.5 million and earnings per share of $0.38 for its second quarter ended June 30, 2013. Excluding acquisition-related expenses of $919,000, operating earnings(1) for the quarter were $10.4 million and operating earnings per share(1) was $0.42. The quarterly results represent an increase of $2.0 million, or 23.3%, in operating earnings from the same quarter of the prior year and an increase of $1.4 million, or 15.6%, from the quarter ended March 31, 2013. Operating earnings per share of $0.42 for the current quarter increased $0.10, or 31.3%, from the prior year’s second quarter and increased $0.06, or 16.7%, from the most recent quarter.

"Second quarter results demonstrate the progress Union First Market Bankshares is making to deliver top quartile financial performance nationally and provide our shareholders with above average returns on their investment over the long term,” said G. William Beale, chief executive officer of Union First Market Bankshares. “In addition to reporting continued improvements in key financial performance metrics, the Company saw consistent growth in net new deposit households and in loan balances. Overall asset quality continues to improve and quarterly net charge-offs were at a four year low. The mortgage company results reflect the changing interest rate environment as well as additional expenses associated with moving the mortgage company’s headquarters to Richmond and our proactive efforts to improve the mortgage segment’s operating capabilities and profitability. Overall, we are pleased with the Company’s performance in the first half of 2013 and are poised to generate strong financial results during the second half of the year.”

“During the quarter, we announced the signing of a definitive merger agreement to acquire StellarOne Corporation, which is expected to create the largest community banking institution in the Commonwealth of Virginia. This is exciting news for Union as the combination of two of Virginia’s largest community banks provides Union with the growth and synergies to continue to deliver a best in class customer experience, offer superior financial services and solutions, provide a rewarding experience for our teammates and generate top-tier financial performance for our shareholders. We have already started the integration planning work with StellarOne and continue to expect to close the transaction on or around January 1, 2014, subject to customary closing conditions, including regulatory and shareholder approvals. “

Select highlights:

•	Operating Return on Average Equity(1) increased to 9.58% for the quarter ended June 30, 2013 compared to Return on Average Equity (“ROE”) of 7.84% and 8.32% for the same quarter of the prior year and the first quarter of 2013, respectively. Including current quarter acquisition-related costs, ROE was 8.73%.
•	Operating Return on Average Assets(1) increased to 1.03% for the quarter ended June 30, 2013 compared to Return on Average Assets (“ROA”) of 0.86% and 0.90% for the same quarter of the prior year and the first quarter of 2013, respectively. Including current quarter acquisition-related costs, ROA was 0.94%.
•	Operating efficiency ratio(1) of 66.73% declined 185 basis points when compared to the prior quarter and 134 basis points when compared to the same quarter of the prior year.
•	Loan demand continued to improve with an increase in loans outstanding of $113.1 million, or 3.9%, since June 30, 2012. Loan balances increased $27.3 million, or 3.6% on an annualized basis from the prior quarter.

•	During the quarter, the Company added almost 1,100 net new core household accounts consistent with growth in the prior quarter and the 4.4% annualized growth rate in 2012. Deposit balances increased $47.0 million, or 1.5%, from June 30, 2012 while deposit balances declined $31.8 million since year end primarily due to net run-off in higher cost time deposits.
•	Credit quality metrics continued to improve as nonperforming assets (“NPAs”) and the ratio of NPAs compared to total loans declined from the same quarter last year. Net charge-offs declined materially from the same quarter last year and from the most recent quarter.

(1)For a reconciliation of the non-GAAP measures operating earnings, ROA, ROE, EPS, and efficiency ratio, see “Alternative Performance Measures (non-GAAP)” section of the Key Financial Results.

NET INTEREST INCOME

	Three Months Ended
	Dollars in thousands
	06/30/13	03/31/13	Change		06/30/12	Change

Average interest-earning assets	$3,713,392	$3,735,926	$(22,534)		$3,615,718	$97,674
Interest income (FTE)	$43,981	$44,543	$(562)		$46,340	$(2,359)
Yield on interest-earning assets	4.75%	4.84%	(9)	bps	5.15%	(40)	bps
Average interest-bearing liabilities	$2,907,523	$2,956,261	$(48,738)		$2,910,987	$(3,464)
Interest expense	$5,283	$5,532	$(249)		$7,215	$(1,932)
Cost of interest-bearing liabilities	0.73%	0.76%	(3)	bps	1.00%	(27)	bps
Cost of funds	0.57%	0.60%	(3)	bps	0.79%	(22)	bps
Net Interest Income (FTE)	$38,698	$39,011	$(313)		$39,125	$(427)
Net Interest Margin (FTE)	4.18%	4.23%	(5)	bps	4.36%	(18)	bps
Core Net Interest Margin (FTE) (1)	4.14%	4.18%	(4)	bps	4.25%	(11)	bps

(1)  Core net interest margin (FTE) excludes the impact of acquisition accounting accretion and amortization adjustments in net interest income.

On a linked quarter basis, tax-equivalent net interest income was $38.7 million, a decrease of $313,000, or 0.8%, from the first quarter of 2013. The second quarter tax-equivalent net interest margin declined by 5 basis points to 4.18% from 4.23% in the previous quarter. The change in net interest margin was principally attributable to the continued decline in net accretion on the acquired net earning assets (1 bp) and lower investment and loan yields outpacing the reduction in the cost of interest-bearing liabilities (4 bps). Loan yields continued to be negatively affected by the low rate environment as new and renewed loans were originated and repriced at lower rates. Yields on investment securities were primarily impacted by lower reinvestment rates during the quarter, offset by a shift in mix from taxable securities to higher yielding tax-exempt securities. The cost of interest-bearing liabilities declined during the quarter largely driven by lower time deposit account balances.

For the three months ended June 30, 2013, tax-equivalent net interest income decreased $427,000, or 1.1%, when compared to the same period last year. The tax-equivalent net interest margin decreased by 18 basis points to 4.18% from 4.36% in the prior year. The decline in net interest margin was principally due to the continued decline in accretion on the acquired net earning assets (7 bps) and declines in earning asset yields exceeding the reduction in interest-bearing liabilities rates paid (11 bps). Lower earning asset interest income was principally due to lower yields on loans as new and renewed loans were originated and repriced at lower rates, faster prepayments on mortgage-backed securities, and cash flows from securities investments reinvested at lower yields. The decline in the cost of interest-bearing liabilities from the prior year’s first quarter was driven by a shift in mix from time deposits to low cost deposits, reductions in deposit rates and lower wholesale borrowing costs.

The Company believes that its net interest margin will continue to decline modestly over the next several quarters as decreases in earning asset yields are projected to outpace declines in interest-bearing liabilities rates.

	Year-over-year results
	For the Six Months Ended
	Dollars in thousands
	06/30/13	06/30/12	Change

Average interest-earning assets	$3,724,597	$3,597,115	$127,482
Interest income (FTE)	$88,524	$93,259	$(4,735)
Yield on interest-earning assets	4.79%	5.21%	(42)	bps
Average interest-bearing liabilities	$2,931,758	$2,909,904	$21,854
Interest expense	$10,816	$14,744	$(3,928)
Cost of interest-bearing liabilities	0.74%	1.02%	(28)	bps
Cost of funds	0.59%	0.82%	(23)	bps
Net Interest Income (FTE)	$77,708	$78,515	$(807)
Net Interest Margin (FTE)	4.21%	4.39%	(18)	bps
Core Net Interest Margin (FTE) (1)	4.16%	4.26%	(10)	bps

(1)  Core net interest margin (FTE) excludes the impact of acquisition accounting accretion and amortization adjustments in net interest income.

For the six months ended June 30, 2013, tax-equivalent net interest income was $77.7 million, a decrease of $807,000, or 1.0%, when compared to the same period last year. The tax-equivalent net interest margin decreased by 18 basis points to 4.21% from 4.39% in the prior year. The decline in the net interest margin was principally due to the continued decline in accretion on the acquired net earning assets (8 bps) and a decline in the yield on interest-earning assets that outpaced the reduction in the cost of interest-bearing liabilities (10 bps). Lower interest-earning asset income was principally due to lower yields on loans as new loans and renewed loans were originated and repriced at lower rates and declining investment securities yields driven by faster prepayments on mortgage-backed securities and cash flows from securities investments reinvested at lower yields.

The Company’s fully taxable equivalent net interest margin includes the impact of acquisition accounting fair value adjustments. The 2013 and remaining estimated discount/premium and net accretion impact are reflected in the following table (dollars in thousands):

	Loan Accretion	Certificates of Deposit	Borrowings	Total

For the quarter ended June 30, 2013	$534	$2	$(122)	$414
For the remaining six months of 2013	932	3	(245)	690
For the years ending:
2014	1,459	4	(489)	974
2015	1,002	-	(489)	513
2016	557	-	(163)	394
2017	172	-	-	172
2018	19	-	-	19
Thereafter	101	-	-	101

ASSET QUALITY/LOAN LOSS PROVISION

Overview

During the second quarter, the Company continued to reduce the levels of impaired loans and troubled debt restructurings. Nonperforming assets and past due loans also declined from the same quarter last year. Net charge-offs, the related ratio of net charge-offs to total loans, and the loan loss provision decreased materially from the prior quarter and from the same quarter of the previous year. The allowance to nonperforming loans coverage ratio remained at consistently high levels. The magnitude of any change in the real estate market and its impact on the Company is still largely dependent upon continued recovery of residential housing and commercial real estate and the pace at which the local economies in the Company’s operating markets improve.

Nonperforming Assets (“NPAs”)

At June 30, 2013, nonperforming assets totaled $62.2 million, a decline of $12.8 million, or 17.1%, from a year ago and an increase of $3.3 million, or 5.6%, from the first quarter. In addition, NPAs as a percentage of total outstanding loans declined 53 basis points from 2.60% a year earlier and increased 9 basis points from 1.98% last quarter to 2.07% in the current quarter.

Nonperforming assets at June 30, 2013 included $27.0 million in nonaccrual loans (excluding purchased impaired loans), a net decrease of $12.2 million, or 31.1%, from June 30, 2012 and an increase of $4.0 million, or 17.4%, from the prior quarter. The current quarter increase relates to one loan relationship, totaling $5.5 million, being placed on nonaccrual status during the second quarter. The following table shows the activity in nonaccrual loans for the quarter ended (dollars in thousands):

	June 30,	March 31,	December 31,	September 30,	June 30,
	2013	2013	2012	2012	2012
Beginning Balance	$23,033	$26,206	$32,159	$39,171	$42,391
Net customer payments	(3,196)	(1,715)	(1,898)	(5,774)	(3,174)
Additions	7,934	2,694	2,306	2,586	2,568
Charge-offs	(476)	(2,262)	(3,388)	(3,012)	(561)
Loans returning to accruing status	-	(632)	(840)	(812)	(1,803)
Transfers to OREO	(273)	(1,258)	(2,133)	-	(250)
Ending Balance	$27,022	$23,033	$26,206	$32,159	$39,171

The following table presents the composition of nonaccrual loans (excluding purchased impaired loans) and the coverage ratio, which is the allowance for loan losses expressed as a percentage of nonaccrual loans, at the quarter ended (dollars in thousands):

	June 30,	March 31,	December 31,	September 30,	June 30,
	2013	2013	2012	2012	2012
Raw Land and Lots	$4,573	$6,353	$8,760	$10,995	$12,139
Commercial Construction	5,103	4,547	5,781	7,846	9,763
Commercial Real Estate	2,716	2,988	3,018	2,752	5,711
Single Family Investment Real Estate	2,859	2,117	3,420	4,081	3,476
Commercial and Industrial	7,291	2,261	2,036	2,678	4,715
Other Commercial	471	190	193	195	231
Consumer	4,009	4,577	2,998	3,612	3,136
Total	$27,022	$23,033	$26,206	$32,159	$39,171

Coverage Ratio	127.06%	149.42%	133.24%	124.05%	104.63%

Nonperforming assets at June 30, 2013 also included $35.2 million in OREO, a decrease of $649,000, or 1.8%, from the prior year and down $725,000, or 2.0%, from the prior quarter. The following table shows the activity in OREO for the quarter ended (dollars in thousands):

	June 30,	March 31,	December 31,	September 30,	June 30,
	2013	2013	2012	2012	2012
Beginning Balance	$35,878	$32,834	$34,440	$35,802	$37,663
Additions	1,768	3,607	2,866	929	3,887
Capitalized Improvements	164	30	22	16	23
Valuation Adjustments	-	-	(301)	-	-
Proceeds from sales	(2,515)	(877)	(4,004)	(2,071)	(5,592)
Gains (losses) from sales	(142)	284	(189)	(236)	(179)
Ending Balance	$35,153	$35,878	$32,834	$34,440	$35,802

The additions to OREO were principally related to raw land and residential real estate; sales from OREO were principally related to residential real estate and former branch property.

The following table presents the composition of the OREO portfolio at the quarter ended (dollars in thousands):

	June 30,	March 31,	December 31,	September 30,	June 30,
	2013	2013	2012	2012	2012
Land	$10,310	$9,861	$8,657	$6,953	$6,953
Land Development	10,894	11,023	10,886	11,034	11,313
Residential Real Estate	7,274	7,467	7,939	9,729	10,431
Commercial Real Estate	6,542	6,749	5,352	5,640	6,085
Former Bank Premises (1)	133	778	-	1,084	1,020
Total	$35,153	$35,878	$32,834	$34,440	$35,802

(1) Includes closed branch property and land previously held for branch sites.

Included in land development is $9.4 million related to a residential community in the Northern Neck region of Virginia, which includes developed residential lots, a golf course, and undeveloped land. Foreclosed properties were adjusted to their fair values at the time of each foreclosure and any losses were taken as loan charge-offs against the allowance for loan losses at that time. OREO asset balances are evaluated at least quarterly by the Bank’s Special Asset Loan Committee and any necessary write downs to fair values are recorded as impairment.

Past Due Loans

At June 30, 2013, total accruing past due loans were $29.7 million, or 0.99% of total loans, a decrease from $33.2 million, or 1.15% of total loans, a year ago and an increase from $24.7 million, or 0.83% of total loans, at March 31, 2013.

Charge-offs

For the quarter ended June 30, 2013, net charge-offs of loans were $1.1 million, or 0.14% on an annualized basis, compared to $2.2 million, or 0.31%, for the same quarter last year and $2.6 million, or 0.35%, for the first quarter of 2013. Nearly all net charge-offs in the current quarter were related to consumer loans.

Provision

The provision for loan losses for the current quarter was $1.0 million, a decrease of $2.0 million from the same quarter a year ago and a decrease of $1.1 million from the previous quarter. The decline in provision for loan losses in the current quarter compared to the prior periods is driven by improving asset quality and the impact of lower historical charge-off factors. The provision to loans ratio for the quarter ended June 30, 2013 was 0.13% on an annualized basis compared to 0.42% for the same quarter a year ago and to 0.28% last quarter.

Allowance for Loan Losses

The allowance for loan losses (“ALL”) as a percentage of the total loan portfolio, adjusted for acquired loans (non-GAAP), was 1.33% at June 30, 2013, a decrease from 1.74% at June 30, 2012 and 1.36% from the prior quarter. In acquisition accounting, there is no carryover of previously established allowance for loan losses. The allowance for loan losses as a percentage of the total loan portfolio was 1.14% at June 30, 2013, 1.42% at June 30, 2012, and 1.16% at March 31, 2013. The decrease in the allowance and related ratios was primarily attributable to the reduced levels of provision and improving credit quality metrics. The following table shows the loans and related allowance for loans individually and collectively evaluated for impairment for the quarter ended (dollars in thousands):

	June 30,	March 31,	December 31,	September 30,	June 30,
	2013	2013	2012	2012	2012
Loans individually evaluated for impairment	$112,484	$133,861	$142,415	$161,196	$189,399
Related allowance	6,109	5,712	6,921	11,438	11,500
ALL to loans individually evaluated for impairment	5.43%	4.27%	4.86%	7.10%	6.07%

Loans collectively evaluated for impairment	$2,888,371	$2,839,686	$2,824,432	$2,747,314	$2,698,391
Related allowance	28,224	28,703	27,995	28,456	29,485
ALL to loans collectively evaluated for impairment	0.98%	1.01%	0.99%	1.04%	1.09%

Total loans	$3,000,855	$2,973,547	$2,966,847	$2,908,510	$2,887,790
Related allowance	34,333	34,415	34,916	39,894	40,985
ALL to total loans	1.14%	1.16%	1.18%	1.37%	1.42%

Impaired loans (individually and collectively evaluated for impairment) have declined from $201.3 million at June 30, 2012 and from $145.7 million at March 31, 2013 to $133.8 million at June 30, 2013. The nonaccrual loan coverage ratio remained strong at 127.1% at June 30, 2013, an increase from 104.6% the same quarter last year but a decrease from 149.4% at March 31, 2013. The current level of the allowance for loan losses reflects specific reserves related to nonperforming loans, current risk ratings on loans, net charge-off activity, loan growth, delinquency trends, and other credit risk factors that the Company considers in assessing the adequacy of the allowance for loan losses.

Troubled Debt Restructurings (“TDRs”)

Loans classified as TDRs as of June 30, 2013 totaled $53.0 million, a decline of $27.2 million, or 33.9%, from $80.2 million at June 30, 2012 and a decrease of $1.7 million, or 3.1%, from $54.7 million at March 31, 2013. Of the $53.0 million of TDRs at June 30, 2013, $39.8 million, or 75.1%, were considered performing while the remaining $13.2 million were considered nonperforming. The decline in the TDR balance from the prior quarter is attributable to $4.7 million being removed from TDR status and $2.9 million in net payments, partially offset by additions of $5.9 million. Loans removed from TDR status represent restructured loans with a market rate of interest at the time of the restructuring, which were performing in accordance with their modified terms for a consecutive twelve month period and that were no longer considered impaired.

The following table shows the Company’s performing and nonperforming TDRs by modification type for the quarter ended (dollars in thousands):

	June 30,	March 31,	December 31,	September 30,	June 30,
	2013	2013	2012	2012	2012
Performing
Modified to interest only, at a market rate	$1,883	$2,071	$1,877	$1,437	$2,191
Term modification, at a market rate	27,829	30,380	38,974	39,195	53,905
Term modification, below market rate	7,724	7,803	8,227	8,911	9,004
Interest rate modification, below market rate	2,390	2,390	2,390	2,390	2,390
Total performing	$39,826	$42,644	$51,468	$51,933	$67,490

Nonperforming
Modified to interest only, at a market rate	$1,191	$1,275	$672	$920	$642
Term modification, at a market rate	4,225	2,940	3,653	3,288	3,451
Term modification, below market rate	7,794	7,797	7,666	7,672	8,587
Total nonperforming	$13,210	$12,012	$11,991	$11,880	$12,680

Total performing & nonperforming	$53,036	$54,656	$63,459	$63,813	$80,170

NONINTEREST INCOME

	For the Three Months Ended
	Dollars in thousands
	06/30/13	03/31/13	$	%	06/30/12	$	%
Noninterest income:
Service charges on deposit accounts	$2,346	$2,272	$74	3.3%	$2,291	$55	2.4%
Other service charges, commissions and fees	3,222	2,807	415	14.8%	2,774	448	16.1%
Losses (gains) on securities transactions, net	53	(11)	64	NM	10	43	430.0%
Gains on sales of mortgage loans, net of commissions	4,668	3,852	816	21.2%	3,832	836	21.8%
Gains (losses) on bank premises, net	(34)	(296)	262	NM	373	(407)	NM
Other operating income	1,044	1,211	(167)	-13.8%	973	71	7.3%
Total noninterest income	$11,299	$9,835	$1,464	14.9%	$10,253	$1,046	10.2%

Mortgage segment operations	$(4,668)	$(3,856)	$(812)	21.1%	$(3,833)	$(835)	21.8%
Intercompany eliminations	167	167	-	0.0%	117	50	42.7%
Community Bank segment	$6,798	$6,146	$652	10.6%	$6,537	$261	4.0%

NM - Not Meaningful

On a linked quarter basis, noninterest income increased $1.5 million, or 14.9%, to $11.3 million from $9.8 million in the first quarter. Other services charges, commissions and fees, increased $415,000 primarily due to increased revenue on retail investment products and higher net interchange fees. Gains on sales of mortgage loans, net of commissions, increased $816,000, or 21.2%, as mortgage loan originations increased by $30.0 million, or 11.2%, in the current quarter to $298.2 million from $268.2 million in the first quarter. Losses on bank premises decreased $262,000 largely due to the write down of a former branch location in the first quarter. Other operating income decreased $167,000 primarily due to elevated insurance related revenue during the first quarter. Excluding mortgage segment operations, noninterest income increased $652,000, or 10.6%.

For the quarter ended June 30, 2013, noninterest income increased $1.0 million, or 10.2%, to $11.3 million from $10.3 million in the prior year’s second quarter. Other service charges, commissions and fees increased $448,000 primarily due to increased revenue on retail investment products and letter of credit related fees. Gains on sales of mortgage loans, net of commissions, increased $836,000, or 21.8%, due to higher origination volumes, primarily a result of additional loan originators hired in 2012. Gains on bank premises declined due to branch sales gains recognized during the second quarter of 2012. Excluding mortgage segment operations, noninterest income increased $261,000, or 4.0%, from the same period a year ago.

	For the Six Months Ended
	Dollars in thousands
	06/30/13	06/30/12	$	%
Noninterest income:
Service charges on deposit accounts	$4,618	$4,421	$197	4.5%
Other service charges, commissions and fees	6,029	5,346	683	12.8%
Gains on securities transactions	42	5	37	NM
Gains on sales of mortgage loans, net of commissions	8,520	6,597	1,923	29.1%
Gains (losses) on bank premises	(330)	343	(673)	NM
Other operating income	2,254	2,017	237	11.8%
Total noninterest income	$21,133	$18,729	$2,404	12.8%

Mortgage segment operations	$(8,522)	$(6,600)	$(1,922)	29.1%
Intercompany eliminations	334	234	100	42.7%
Community Bank segment	$12,945	$12,363	$582	4.7%

NM - Not Meaningful

For the six months ending June 30, 2013, noninterest income increased $2.4 million, or 12.8%, to $21.1 million, from $18.7 million a year ago. Service charges on deposit accounts increased $197,000 primarily related to higher overdraft and returned check fees. Other account service charges and fees increased $683,000 due to higher net interchange fee income, revenue on retail investment products, and fees on letters of credit. Gains on sales of mortgage loans, net of commissions, increased $1.9 million driven by an increase in loan origination volume, a result of additional loan originators hired in 2012 and historically low interest rates. Conversely, gains on bank premises decreased $673,000 as the Company recorded a loss in the current year on the closure of bank premises coupled with gains in the prior year related to sale of bank premises. Other operating income increased $237,000 primarily related to increased income on bank owned life insurance and insurance related revenues. Excluding mortgage segment operations, noninterest income increased $582,000, or 4.7%, from the same period a year ago.

NONINTEREST EXPENSE

	For the Three Months Ended
	Dollars in thousands
	06/30/13	03/31/13	$	%	06/30/12	$	%
Noninterest expense:
Salaries and benefits	$17,912	$17,966	$(54)	-0.3%	$16,935	$977	5.8%
Occupancy expenses	2,764	2,855	(91)	-3.2%	3,092	(328)	-10.6%
Furniture and equipment expenses	1,741	1,845	(104)	-5.6%	1,868	(127)	-6.8%
OREO and credit-related expenses (1)	984	574	410	71.4%	1,310	(326)	-24.9%
Acquisition-related expenses	919	-	919	NM	-	919	NM
Other operating expenses	9,963	10,261	(298)	-2.9%	10,402	(439)	-4.2%
Total noninterest expense	$34,283	$33,501	$782	2.3%	$33,607	$676	2.0%

Mortgage segment operations	$(4,657)	$(4,124)	$(533)	12.9%	$(3,338)	$(1,319)	39.5%
Intercompany eliminations	167	167	-	0.0%	117	50	42.7%
Community Bank segment	$29,793	$29,544	$249	0.8%	$30,386	$(593)	-2.0%

NM - Not Meaningful

 (1) OREO related costs include foreclosure related expenses, gains/losses on the sale of OREO, valuation reserves, and asset resolution related legal expenses.

On a linked quarter basis, noninterest expense increased $782,000, or 2.3%, to $34.3 million from $33.5 million when compared to the first quarter. Excluding acquisition-related expenses of $919,000 incurred in the second quarter, noninterest expense decreased $137,000, or 0.4%, from the prior quarter. OREO and credit-related costs increased $410,000 as the Company incurred a loss on the sale of OREO in the current quarter while generating a gain during the prior quarter. Other operating expense decreased $298,000 primarily due to declining core deposit intangible amortization expense. Excluding mortgage segment operations and acquisition related costs, noninterest expense decreased $670,000, or 2.3%, compared to the first quarter.

For the quarter ended June 30, 2013, noninterest expense increased $676,000, or 2.0%, to $34.3 million from $33.6 million for the second quarter of 2012. Excluding of acquisition-related expenses of $919,000, noninterest expense decreased $243,000, or 0.7%, from the prior year. Salaries and benefits expenses increased $997,000 primarily related to the costs associated with the addition of mortgage loan originators and support personnel in 2012 and management incentive payments related to higher earnings. Occupancy expenses decreased $328,000 primarily due to branch closures in 2012. OREO and credit-related costs decreased $326,000 from the prior year’s second quarter primarily due to declines in problem loan related legal fees and foreclosure related costs as asset quality continues to improve. Other operating expenses were lower by $439,000 primarily related to declining core deposit intangible amortization expense. Excluding mortgage segment operations and acquisition related costs, noninterest expense decreased $1.5 million, or 5.0%, compared to the second quarter of 2012.

	For the Six Months Ended
	Dollars in thousands
	06/30/13	06/30/12	$	%
Noninterest expense:
Salaries and benefits	$35,878	$33,911	$1,967	5.8%
Occupancy expenses	5,619	5,739	(120)	-2.1%
Furniture and equipment expenses	3,585	3,631	(46)	-1.3%
OREO and credit-related expenses (1)	1,558	2,238	(680)	-30.4%
Acquisition-related expenses	919	-	919	NM
Other operating expenses	20,224	20,355	(131)	-0.6%
Total noninterest expense	$67,783	$65,874	$1,909	2.9%

Mortgage segment operations	$(8,779)	$(6,039)	$(2,740)	45.4%
Intercompany eliminations	334	234	100	42.7%
Community Bank segment	$59,338	$60,069	$(731)	-1.2%

NM - Not Meaningful

 (1) OREO related costs include foreclosure related expenses, gains/losses on the sale of OREO, valuation reserves, and asset resolution related legal expenses.

For the six months ending June 30, 2013, noninterest expense increased $1.9 million, or 2.9% to $67.8 million, from $65.9 million a year ago. Excluding acquisition-related expenses of $919,000, noninterest expense increased $990,000, or 1.5%, from the prior year period. Salaries and benefits expense increased $2.0 million due to the addition of mortgage loan originators and support personnel hired in 2012, group insurance cost increases, and severance expense recorded in the current quarter related to the relocation of Union Mortgage Group’s headquarters to Richmond. OREO and related costs decreased $680,000, or 30.4%, due to gains on sales of OREO and declines in problem loan legal fees and foreclosure related costs as asset quality continues to improve. Excluding mortgage segment operations and acquisition related costs, noninterest expense declined $1.7 million, or 2.7%, compared to the same period in 2012.

BALANCE SHEET

At June 30, 2013, total assets were $4.1 billion, an increase of $5.4 million from March 31, 2013, and an increase of $74.3 million from June 30, 2012. Total cash and cash equivalents were $71.5 million at June 30, 2013, a decrease of $837,000 from the same period last year, and a decrease of $5.3 million from March 31, 2013. Investment in securities declined $45.2 million, or 7.2%, from $627.5 million at June 30, 2012 to $582.3 million at June 30, 2013, and decreased $905,000 from March 31, 2013. Mortgage loans held for sale were $109.4 million, an increase of $9.3 million from June 30, 2012, but a decline of $17.7 million from March 31, 2013.

At June 30, 2013, loans (net of unearned income) were $3.0 billion, an increase of $113.1 million, or 3.9% from June 30, 2012, and an increase of $27.3 million, or 0.9%, from March 31, 2013.

As of June 30, 2013, total deposits were $3.3 billion, an increase of $47.0 million, or 1.5%, when compared to June 30, 2012, and a decrease of $45.8 million from March 31, 2013. Year over year deposit growth was driven by increases in low cost deposit levels, which grew $76.5 million, while the drop in linked quarter deposits was driven by lower time deposit balances of $39.7 million.

Net short term borrowings declined as a result of lower mortgage loans held for sale funding requirements during the quarter. During the third quarter of 2012, the Company modified its fixed rate convertible Federal Home Loan Bank of Atlanta (“FHLB”) advances to floating rate advances, which resulted in reducing the Company’s FHLB borrowing costs. In connection with this modification, the Company incurred a prepayment penalty of $19.6 million which is being amortized, as a component of interest expense on borrowing, over the life of the advances. The prepayment amount is reported as a component of long-term borrowings in the Company’s consolidated balance sheet.

The Company’s capital ratios continued to be considered “well capitalized” for regulatory purposes. The Company’s ratio of total capital to risk-weighted assets was 14.37% and 14.55% on June 30, 2013 and 2012, respectively. The Company’s ratio of Tier 1 capital to risk-weighted assets was 13.08% and 12.99% at June 30, 2013 and 2012, respectively. The Company’s common equity to asset ratios at June 30, 2013 and 2012 were 10.56% and 10.88%, respectively, while its tangible common equity to tangible assets ratio was 8.92% and 9.11% at June 30, 2013 and 2012. During the first quarter, the Company entered into an agreement to purchase 500,000 shares of its common stock from Markel Corporation, the Company’s largest shareholder, for an aggregate purchase price of $9,500,000, or $19.00 per share. The repurchase was funded with cash on hand and the shares were retired. The Company is authorized to repurchase an additional 250,000 shares under its current repurchase program authorization, which expires December 31, 2013. Also, the Company paid a dividend of $0.13 per share during the current quarter, no change from the prior quarter and $0.05 per share, or 62.5%, from the same quarter a year ago.

MORTGAGE SEGMENT INFORMATION

On a linked quarter basis, the mortgage segment’s net income of $294,000 for the second quarter represents an increase of $117,000, or 66.1%, from $177,000 in the first quarter.  Current quarter results include severance expenses of $186,000 related to the recently announced plan to relocate Union Mortgage Group’s headquarters to Richmond, Virginia. The linked quarter net income increase was primarily due to increased mortgage loan origination volumes of $30.0 million, driven by higher seasonal demand during the second quarter. As a result of the higher volumes and stronger gain on sale margins, gains on the sale of loans, net of commission expenses, increased $816,000 or 21.2%, to $4.7 million. Refinanced loans represented 38.4% of the mortgage loan originations during the second quarter compared to 52.7% during the first quarter.

For the three months ended June 30, 2013, net income of $294,000 for the mortgage segment declined by $176,000 or 37.4% from net income of $470,000 in the same period last year. Excluding the severance expense impact noted above, net income would have decreased $57,000 or 12.1% over the same period last year. Mortgage loan originations increased by $40.8 million, or 15.9%, to $298.2 million from $257.4 million in the prior year driven by additions in production personnel in 2012 and lower mortgage interest rates. In early 2012, the Company significantly increased its mortgage loan production capacity by hiring additional loan originators and support personnel. During the current quarter, the Company recorded gains on the sale of mortgage loans, net of commission expenses that were $836,000, or 21.8%, higher than the same period last year primarily due to higher loan origination volumes. Excluding severance expenses, year over year expenses increased $1.1 million driven by the personnel additions in 2012 as well as investments made in the current quarter to enhance the mortgage segment’s operating capabilities and improve profitability. Refinanced loans represented 38.4% of mortgage loan originations during the second quarter of 2013 compared to 45.1% during the same period last year.

For the six months ended June 30, 2013, the mortgage segment net income decreased $231,000, or 32.8%, from $704,000 during the same period last year to $473,000.  Net income for the current year includes the impact of the severance accrual described above. Mortgage loan originations increased by $125.0 million, or 28.3%, to $566.3 million from $441.3 million during the same period last year due to the addition of mortgage loan originators in 2012 noted above and the low interest rate environment.  Gains on sales of loans, net of commission expenses, increased $1.9 million, or 29.1%, a result of the increased mortgage loan origination volumes. Excluding severance expenses, year over year expenses increased by $2.5 million, or 45.3%, due to higher salary and benefit expenses of $2.1 million related to the addition of mortgage loan originators and support personnel in early 2012 as well as investments made in the current year to enhance the mortgage segment’s operating capabilities. Refinanced loans represented 45.2% of mortgage loan originations during the year compared to 49.8% during 2012.

* * * * * * *

ABOUT UNION FIRST MARKET BANKSHARES CORPORATION

Headquartered in Richmond, Virginia, Union First Market Bankshares Corporation is the holding company for Union First Market Bank, which has 90 branches and more than 150 ATMs throughout Virginia. Non-bank affiliates of the holding company include: Union Investment Services, Inc., which provides full brokerage services; Union Mortgage Group, Inc., which provides a full line of mortgage products, and Union Insurance Group, LLC, which offers various lines of insurance products. Union First Market Bank also owns a non-controlling interest in Johnson Mortgage Company, L.L.C.

Additional information is available on the Company’s website at http://investors.bankatunion.com. Shares of the Company’s common stock are traded on the NASDAQ Global Select Market under the symbol UBSH.

FORWARD-LOOKING STATEMENTS

Certain statements in this report may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that include projections, predictions, expectations, or beliefs about future events or results or otherwise and are not statements of historical fact.  Such statements are often characterized by the use of qualified words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate,” “intend,” “will,” or words of similar meaning or other statements concerning opinions or judgment of the Company and its management about future events.  Although the Company believes that its expectations with respect to forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results, performance, or achievements of the Company will not differ materially from any future results, performance, or achievements expressed or implied by such forward-looking statements.  Actual future results and trends may differ materially from historical results or those anticipated depending on a variety of factors, including, but not limited to, the effects of and changes in: general economic and bank industry conditions, the interest rate environment, legislative and regulatory requirements, competitive pressures, new products and delivery systems, inflation, changes in the stock and bond markets, accounting standards or interpretations of existing standards, mergers and acquisitions, technology, and consumer spending and savings habits.  More information is available on the Company’s website, http://investors.bankatunion.com and on the Securities and Exchange Commission’s website, www.sec.gov.  The information on the Company’s website is not a part of this press release.  The Company does not intend or assume any obligation to update or revise any forward-looking statements that may be made from time to time by or on behalf of the Company.

UNION FIRST MARKET BANKSHARES CORPORATION AND SUBSIDIARIES

KEY FINANCIAL RESULTS

(in thousands, except share data)

	Three Months Ended			Six Months Ended
	06/30/13	03/31/13	06/30/12	06/30/13	06/30/12
Results of Operations
Interest and dividend income	$42,686	$43,285	$45,302	$85,973	$91,178
Interest expense	5,283	5,532	7,215	10,816	14,744
Net interest income	37,403	37,753	38,087	75,157	76,434
Provision for loan losses	1,000	2,050	3,000	3,050	6,500
Net interest income after provision for loan losses	36,403	35,703	35,087	72,107	69,934
Noninterest income	11,299	9,835	10,253	21,133	18,729
Noninterest expenses	34,283	33,501	33,607	67,783	65,874
Income before income taxes	13,419	12,037	11,733	25,457	22,789
Income tax expense	3,956	3,054	3,313	7,011	6,446
Net income	$9,463	$8,983	$8,420	$18,446	$16,343

Interest earned on loans (FTE)	$38,876	$39,413	$40,371	$78,288	$81,061
Interest earned on securities (FTE)	5,099	5,125	5,937	10,224	12,143
Interest earned on earning assets (FTE)	43,981	44,543	46,340	88,524	93,259
Net interest income (FTE)	38,698	39,011	39,125	77,708	78,515
Interest expense on certificates of deposit	2,863	3,058	3,851	5,921	7,880
Interest expense on interest-bearing deposits	3,701	3,962	5,023	7,663	10,358
Core deposit intangible amortization	921	1,036	1,225	1,957	2,535

Net income - community bank segment	$9,169	$8,806	$7,950	$17,973	$15,639
Net income - mortgage segment	294	177	470	473	704

Key Ratios
Return on average assets (ROA)	0.94%	0.90%	0.86%	0.92%	0.84%
Return on average equity (ROE)	8.73%	8.32%	7.84%	8.53%	7.68%
Efficiency ratio (FTE)	68.57%	68.58%	68.07%	68.58%	67.74%
Efficiency ratio - community bank segment (FTE)	66.13%	66.26%	66.98%	66.19%	66.54%
Efficiency ratio - mortgage bank segment (FTE)	91.11%	93.25%	80.87%	92.10%	83.83%

Net interest margin (FTE)	4.18%	4.23%	4.36%	4.21%	4.39%
Net interest margin, core (FTE) (1)	4.14%	4.18%	4.25%	4.16%	4.26%
Yields on earning assets (FTE)	4.75%	4.84%	5.15%	4.79%	5.21%
Cost of interest-bearing liabilities (FTE)	0.73%	0.76%	1.00%	0.74%	1.02%
Cost of funds	0.57%	0.60%	0.79%	0.59%	0.82%
Noninterest expense less noninterest income / average assets	2.28%	2.37%	2.38%	2.32%	2.42%

Capital Ratios
Tier 1 risk-based capital ratio	13.08%	13.02%	12.99%	13.08%	12.99%
Total risk-based capital ratio	14.37%	14.44%	14.55%	14.37%	14.55%
Leverage ratio (Tier 1 capital to average assets)	10.45%	10.21%	10.44%	10.45%	10.44%
Common equity to total assets	10.56%	10.63%	10.88%	10.56%	10.88%
Tangible common equity to tangible assets	8.92%	8.97%	9.11%	8.92%	9.11%

	Three Months Ended			Six Months Ended
	06/30/13	03/31/13	06/30/12	06/30/13	06/30/12

Per Share Data
Earnings per common share, basic	$0.38	$0.36	$0.32	$0.74	$0.63
Earnings per common share, diluted	0.38	0.36	0.32	0.74	0.63
Cash dividends paid per common share	0.13	0.13	0.08	0.26	0.15
Market value per share	20.59	19.56	14.45	20.59	14.45
Book value per common share	17.32	17.43	16.75	17.32	16.75
Tangible book value per common share	14.36	14.43	13.74	14.36	13.74
Price to earnings ratio, diluted	13.51	13.40	11.23	13.80	11.41
Price to book value per common share ratio	1.19	1.12	0.86	1.19	0.86
Price to tangible common share ratio	1.43	1.36	1.05	1.43	1.05
Weighted average common shares outstanding, basic	24,721,771	25,063,426	25,868,174	24,891,655	25,899,648
Weighted average common shares outstanding, diluted	24,802,231	25,138,003	25,888,151	24,961,431	25,923,505
Common shares outstanding at end of period	24,880,403	24,859,729	25,952,035	24,880,403	25,952,035

Financial Condition
Assets	$4,056,557	$4,051,135	$3,982,288	$4,056,557	$3,982,288
Loans, net of unearned income	3,000,855	2,973,547	2,887,790	3,000,855	2,887,790
Earning Assets	3,722,199	3,726,703	3,649,829	3,722,199	3,649,829
Goodwill	59,400	59,400	59,400	59,400	59,400
Core deposit intangibles, net	13,821	14,742	18,178	13,821	18,178
Deposits	3,265,963	3,311,749	3,218,986	3,265,963	3,218,986
Stockholders' equity	428,429	430,773	433,436	428,429	433,436
Tangible common equity	355,209	356,631	355,625	355,209	355,625

Averages
Assets	$4,037,696	$4,057,156	$3,942,727	$4,047,372	$3,923,243
Loans, net of unearned income	2,975,200	2,965,918	2,847,087	2,970,584	2,838,484
Loans held for sale	117,467	156,766	73,518	137,008	70,712
Securities	609,592	600,262	649,121	604,953	645,736
Earning assets	3,713,392	3,735,926	3,615,718	3,724,597	3,597,115
Deposits	3,265,128	3,284,435	3,200,016	3,274,728	3,183,834
Certificates of deposit	979,011	1,041,903	1,112,964	1,010,283	1,125,532
Interest-bearing deposits	2,608,408	2,654,918	2,636,390	2,631,535	2,634,724
Borrowings	299,115	301,343	274,597	300,223	275,180
Interest-bearing liabilities	2,907,523	2,956,261	2,910,987	2,931,758	2,909,904
Stockholders' equity	434,640	437,981	431,915	436,301	428,102
Tangible common equity	360,974	363,355	353,473	362,157	348,985

	Three Months Ended			Six Months Ended
	06/30/13	03/31/13	06/30/12	06/30/13	06/30/12
Asset Quality
Allowance for Loan Losses (ALL)
Beginning balance	$34,415	$34,916	$40,204	$34,916	$39,470
Add: Recoveries	721	834	350	1,555	691
Less: Charge-offs	1,803	3,385	2,569	5,188	5,676
Add: Provision for loan losses	1,000	2,050	3,000	3,050	6,500
Ending balance	$34,333	$34,415	$40,985	$34,333	$40,985

Components of ALL:
ALL for Loans individually evaluated for impairment	$6,109	$5,712	$11,500	$6,109	$11,500
ALL for Loans collectively evaluated for impairment	28,224	28,703	29,485	28,224	29,485
	$34,333	$34,415	$40,985	$34,333	$40,985

ALL / total outstanding loans	1.14%	1.16%	1.42%	1.14%	1.42%
ALL / total outstanding loans, adjusted for acquired (2)	1.33%	1.36%	1.74%	1.33%	1.74%
Net charge-offs / total outstanding loans	0.14%	0.35%	0.31%	0.24%	0.35%
Provision / total outstanding loans	0.13%	0.28%	0.42%	0.21%	0.45%
Nonperforming Assets
Commercial	$23,013	$18,456	$36,035	$23,013	$36,035
Consumer	4,009	4,577	3,136	4,009	3,136
Nonaccrual loans	27,022	23,033	39,171	27,022	39,171

Other real estate owned	35,153	35,878	35,802	35,153	35,802
Total nonperforming assets (NPAs)	62,175	58,911	74,973	62,175	74,973

Commercial	1,353	2,105	2,324	1,353	2,324
Consumer	4,938	4,082	8,444	4,938	8,444
Loans ≥ 90 days and still accruing	6,291	6,187	10,768	6,291	10,768

Total nonperforming assets and loans ≥ 90 days	$68,466	$65,098	$85,741	$68,466	$85,741
NPAs / total outstanding loans	2.07%	1.98%	2.60%	2.07%	2.60%
NPAs / total assets	1.53%	1.45%	1.88%	1.53%	1.88%
ALL / nonperforming loans	127.06%	149.42%	104.63%	127.06%	104.63%
ALL / nonperforming assets	55.22%	58.42%	54.67%	55.22%	54.67%

Past Due Detail
Commercial	$1,093	$1,844	$3,022	$1,093	$3,022
Consumer	3,729	2,650	3,602	3,729	3,602
Loans 60-89 days past due	$4,822	$4,494	$6,624	$4,822	$6,624
Commercial	$7,392	$4,173	$5,674	$7,392	$5,674
Consumer	11,215	9,890	10,147	11,215	10,147
Loans 30-59 days past due	$18,607	$14,063	$15,821	$18,607	$15,821
Commercial	$3,039	$3,078	$5,741	$3,039	$5,741
Consumer	934	941	1,034	934	1,034
Purchased impaired	$3,973	$4,019	$6,775	$3,973	$6,775

Mortgage Origination Volume
Total Mortgage loan originations	$298,180	$268,161	$257,354	$566,341	$441,329
% of originations that are refinances	38.40%	52.70%	45.10%	45.20%	49.80%

Other Data
End of period full-time employees	1,044	1,028	1,084	1,044	1,084
Number of full-service branches	90	90	94	90	94
Number of full automatic transaction machines (ATMs)	155	156	158	155	158

	Three Months Ended			Six Months Ended
	06/30/13	03/31/13	06/30/12	06/30/13	06/30/12
Alternative Performance Measures (non-GAAP)
Operating Earnings (non-GAAP) (3)
Net Income (GAAP)	$9,463	$8,983	$8,420	$18,446	$16,343
Plus: Merger and conversion related expense	919	-	-	919	-
Net operating earnings (loss) (non-GAAP)	$10,382	$8,983	$8,420	$19,365	$16,343

Operating earnings per share - Basic	$0.42	$0.36	$0.32	$0.78	$0.63
Operating earnings per share - Diluted	0.42	0.36	0.32	0.78	0.63

Operating earnings - ROA	1.03%	0.90%	0.86%	0.96%	0.84%
Operating earnings - ROE	9.58%	8.32%	7.84%	8.95%	7.68%

Operating Efficiency Ratio FTE (non-GAAP) (3)
Net Interest Income (GAAP)	$37,403	$37,753	$38,087	$75,157	$76,434
FTE adjustment	1,295	1,258	1,038	2,552	2,081
Net Interest Income (FTE)	$38,698	39,011	39,125	77,709	78,515
Noninterest Income (GAAP)	11,299	9,835	10,253	21,133	18,729
Noninterest Expense (GAAP)	$34,283	$33,501	$33,607	$67,783	$65,874
Merger and conversion related expense	919	-	-	919	-
Noninterest Expense (Non-GAAP)	$33,364	$33,501	$33,607	$66,864	$65,874

Operating Efficiency Ratio FTE (non-GAAP)	66.73%	68.58%	68.07%	67.65%	67.74%

Cash basis earnings (non-GAAP) (4)
Net income	$9,463	$8,983	$8,420	$18,446	$16,343
Plus: Core deposit intangible amortization, net of tax	599	673	796	1,272	1,648
Plus: Trademark intangible amortization, net of tax	-	22	65	22	130
Cash basis earnings	$10,062	$9,678	$9,281	$19,740	$18,121

Average assets	$4,037,696	$4,057,156	$3,942,727	$4,047,372	$3,923,243
Less: Average trademark intangible	-	5	281	3	331
Less: Average goodwill	59,400	59,400	59,400	59,400	59,400
Less: Average core deposit intangibles	14,266	15,221	18,761	14,741	19,386
Average tangible assets	$3,964,030	$3,982,530	$3,864,285	$3,973,228	$3,844,126

Average equity	$434,640	$437,981	$431,915	$436,301	$428,102
Less: Average trademark intangible	-	5	281	3	331
Less: Average goodwill	59,400	59,400	59,400	59,400	59,400
Less: Average core deposit intangibles	14,266	15,221	18,761	14,741	19,386
Average tangible common equity	$360,974	$363,355	$353,473	$362,157	$348,985

Cash basis earnings per share, diluted	$0.41	$0.38	$0.36	$0.79	$0.70
Cash basis return on average tangible assets	1.02%	0.99%	0.97%	1.00%	0.95%
Cash basis return on average tangible common equity	11.18%	10.80%	10.56%	10.99%	10.44%

ALL to legacy loans (non-GAAP) (2)
Gross Loans	$3,000,855	$2,973,547	$2,887,790	$3,000,855	$2,887,790
Less: Acquired loans without additional credit deterioration	(424,402)	(447,406)	(533,087)	(424,402)	(533,087)
Gross Loans, adjusted for acquired	2,576,453	2,526,141	2,354,703	2,576,453	2,354,703
Allowance for loan losses	34,333	34,415	40,985	34,333	40,985
ALL / gross loans, adjusted for acquired	1.33%	1.36%	1.74%	1.33%	1.74%

(1) The core net interest margin, fully taxable equivalent (“FTE”) excludes the impact of acquisition accounting accretion and amortization adjustments in net interest income.

(2) The allowance for loan losses, adjusted for acquired loans (non-GAAP) ratio includes the allowance for loan losses to the total loan portfolio less acquired loans without additional credit deterioration above the original credit mark. Loans with credit deterioration subsequent to being acquired have been provided for in accordance with the Company's ALL methodology. GAAP requires the acquired allowance for loan losses not be carried over in an acquisition or merger. The Company believes the presentation of the allowance for loan losses, adjusted for acquired loans ratio is useful to investors because the acquired loans were purchased at a market discount with no allowance for loan losses carried over to the Company. Therefore, acquired loans without additional credit deterioration above the original credit mark are adjusted out of the loan balance denominator.

(3) The Company has provided supplemental performance measures which the Company believes may be useful to investors as they exclude non-operating adjustments resulting from acquisition and allow investors to see the combined economic results of the organization. These measures are a supplement to GAAP used to prepare the Company’s financial statements and should not be viewed as a substitute for GAAP measures. In addition, the Company’s non-GAAP measures may not be comparable to non-GAAP measures of other companies.

(4) As a supplement to GAAP, management also reviews operating performance based on its "cash basis earnings" to fully analyze its core business. Cash basis earnings exclude amortization expense attributable to intangibles (goodwill and core deposit intangibles) that do not qualify as regulatory capital. Financial ratios based on cash basis earnings exclude the amortization of nonqualifying intangible assets from earnings and the unamortized balance of nonqualifying intangibles from assets and equity.

UNION FIRST MARKET BANKSHARES CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share data)

	June 30,	December 31,	June 30,
	2013	2012	2012
ASSETS	(Unaudited)	(Audited)	(Unaudited)
Cash and cash equivalents:
Cash and due from banks	$59,867	$71,426	$57,245
Interest-bearing deposits in other banks	11,526	11,320	14,975
Money market investments	1	1	1
Federal funds sold	153	155	163
Total cash and cash equivalents	71,547	82,902	72,384

Securities available for sale, at fair value	582,312	585,382	627,543
Restricted stock, at cost	17,956	20,687	19,291

Loans held for sale	109,395	167,698	100,066

Loans, net of unearned income	3,000,855	2,966,847	2,887,790
Less allowance for loan losses	34,333	34,916	40,985
Net loans	2,966,522	2,931,931	2,846,805

Bank premises and equipment, net	82,857	85,409	91,122
Other real estate owned, net of valuation allowance	35,153	32,834	35,802
Core deposit intangibles, net	13,821	15,778	18,178
Goodwill	59,400	59,400	59,400
Other assets	117,594	113,844	111,697
Total assets	$4,056,557	$4,095,865	$3,982,288

LIABILITIES
Noninterest-bearing demand deposits	668,303	645,901	591,757
Interest-bearing deposits:
NOW accounts	456,459	454,150	425,188
Money market accounts	953,978	957,130	905,739
Savings accounts	225,821	207,846	198,728
Time deposits of $100,000 and over	468,263	508,630	534,682
Other time deposits	493,139	524,110	562,892
Total interest-bearing deposits	2,597,660	2,651,866	2,627,229
Total deposits	3,265,963	3,297,767	3,218,986

Securities sold under agreements to repurchase	101,418	54,270	75,394
Other short-term borrowings	28,000	78,000	-
Trust preferred capital notes	60,310	60,310	60,310
Long-term borrowings	137,919	136,815	155,625
Other liabilities	34,518	32,840	38,537
Total liabilities	3,628,128	3,660,002	3,548,852

Commitments and contingencies

STOCKHOLDERS' EQUITY
Common stock, $1.33 par value, shares authorized 36,000,000; issued and outstanding, 24,880,403 shares, 25,270,970 shares, and 25,952,035 shares, respectively.	32,901	33,510	34,415
Surplus	168,600	176,635	185,733
Retained earnings	227,563	215,634	202,278
Accumulated other comprehensive income	(635)	10,084	11,010
Total stockholders' equity	428,429	435,863	433,436

Total liabilities and stockholders' equity	$4,056,557	$4,095,865	$3,982,288

UNION FIRST MARKET BANKSHARES CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest and dividend income:
Interest and fees on loans	$38,687	$40,299	$77,912	$80,907
Interest on Federal funds sold	-	-	1	-
Interest on deposits in other banks	6	32	11	54
Interest and dividends on securities:
Taxable	1,939	3,184	4,008	6,640
Nontaxable	2,054	1,787	4,041	3,577
Total interest and dividend income	42,686	45,302	85,973	91,178

Interest expense:
Interest on deposits	3,701	5,023	7,663	10,358
Interest on federal funds purchased	21	1	36	1
Interest on short-term borrowings	54	47	108	91
Interest on long-term borrowings	1,507	2,144	3,009	4,294
Total interest expense	5,283	7,215	10,816	14,744

Net interest income	37,403	38,087	75,157	76,434
Provision for loan losses	1,000	3,000	3,050	6,500
Net interest income after provision for loan losses	36,403	35,087	72,107	69,934

Noninterest income:
Service charges on deposit accounts	2,346	2,291	4,618	4,421
Other service charges, commissions and fees	3,222	2,774	6,029	5,346
Losses on securities transactions, net	53	10	42	5
Gains on sales of mortgage loans, net of commissions	4,668	3,832	8,520	6,597
Losses on sales of bank premises	(34)	373	(330)	343
Other operating income	1,044	973	2,254	2,017
Total noninterest income	11,299	10,253	21,133	18,729

Noninterest expenses:
Salaries and benefits	17,912	16,935	35,878	33,911
Occupancy expenses	2,764	3,092	5,619	5,739
Furniture and equipment expenses	1,741	1,868	3,585	3,631
Other operating expenses	11,866	11,712	22,701	22,593
Total noninterest expenses	34,283	33,607	67,783	65,874

Income before income taxes	13,419	11,733	25,457	22,789
Income tax expense	3,956	3,313	7,011	6,446
Net income	$9,463	$8,420	$18,446	$16,343
Earnings per common share, basic	$0.38	$0.32	$0.74	$0.63
Earnings per common share, diluted	$0.38	$0.32	$0.74	$0.63

UNION FIRST MARKET BANKSHARES CORPORATION AND SUBSIDIARIES

SEGMENT FINANCIAL INFORMATION

(Dollars in thousands)

	Community Bank	Mortgage	Eliminations	Consolidated
Three Months Ended June 30, 2013
Net interest income	$36,960	$443	$-	$37,403
Provision for loan losses	1,000	-	-	1,000
Net interest income after provision for loan losses	35,960	443	-	36,403
Noninterest income	6,798	4,668	(167)	11,299
Noninterest expenses	29,793	4,657	(167)	34,283
Income before income taxes	12,965	454	-	13,419
Income tax expense	3,796	160	-	3,956
Net income	$9,169	$294	$-	$9,463
Total assets	$4,045,163	$121,392	$(109,998)	$4,056,557

Three Months Ended June 30, 2012
Net interest income	$37,792	$295	$-	$38,087
Provision for loan losses	3,000	-	-	3,000
Net interest income after provision for loan losses	34,792	295	-	35,087
Noninterest income	6,537	3,833	(117)	10,253
Noninterest expenses	30,386	3,338	(117)	33,607
Income before income taxes	10,943	790	-	11,733
Income tax expense	2,993	320	-	3,313
Net income	$7,950	$470	$-	$8,420
Total assets	$3,967,690	$110,374	$(95,776)	$3,982,288

Six Months Ended June 30, 2013
Net interest income	$74,147	$1,010	$-	$75,157
Provision for loan losses	3,050	-	-	3,050
Net interest income after provision for loan losses	71,097	1,010	-	72,107
Noninterest income	12,945	8,522	(334)	21,133
Noninterest expenses	59,338	8,779	(334)	67,783
Income before income taxes	24,704	753	-	25,457
Income tax expense	6,731	280	-	7,011
Net income	$17,973	$473	$-	$18,446
Total assets	$4,045,163	$121,392	$(109,998)	$4,056,557

Six Months Ended June 30, 2012
Net interest income	$75,830	$604	$-	$76,434
Provision for loan losses	6,500	-	-	6,500
Net interest income after provision for loan losses	69,330	604	-	69,934
Noninterest income	12,363	6,600	(234)	18,729
Noninterest expenses	60,069	6,039	(234)	65,874
Income before income taxes	21,624	1,165	-	22,789
Income tax (benefit) expense	5,985	461	-	6,446
Net income	$15,639	$704	$-	$16,343
Total assets	$3,967,690	$110,374	$(95,776)	$3,982,288

AVERAGE BALANCES, INCOME AND EXPENSES, YIELDS AND RATES (TAXABLE EQUIVALENT BASIS)

	For the Three Months Ended June 30,
	2013			2012			2011
	Average Balance	Interest Income / Expenset	Yield / Rate (1)	Average Balance	Interest Income / Expense	Yield / Rate (1)	Average Balance	Interest Income / Expense	Yield / Rate (1)
	(Dollars in thousands)
Assets:
Securities:
Taxable	$389,662	$1,939	2.00%	$473,158	$3,185	2.71%	$419,747	$3,627	3.47%
Tax-exempt	219,930	3,160	5.76%	175,963	2,752	6.29%	166,660	2,722	6.55%
Total securities (2)	609,592	5,099	3.35%	649,121	5,937	3.68%	586,407	6,349	4.34%
Loans, net (3) (4)	2,975,200	37,928	5.11%	2,847,087	39,734	5.61%	2,823,186	42,004	5.97%
Loans held for sale	117,467	948	3.24%	73,518	637	3.48%	42,341	468	4.43%
Federal funds sold	446	-	0.23%	380	0	0.24%	165	(0)	0.22%
Money market investments	1	-	0.00%	10	-	0.00%	153	-	0.00%
Interest-bearing deposits in other banks	10,686	6	0.23%	45,602	32	0.28%	34,697	27	0.32%
Other interest-bearing deposits	-	-	0.00%	-	-	0.00%	-	-	0.00%
Total earning assets	3,713,392	43,981	4.75%	3,615,718	46,340	5.15%	3,486,949	48,848	5.62%
Allowance for loan losses	(34,874)			(40,635)			(39,999)
Total non-earning assets	359,178			367,644			383,836
Total assets	$4,037,696			$3,942,727			$3,830,786

Liabilities and Stockholders' Equity:

Interest-bearing deposits:
Checking	$454,652	79	0.07%	$423,044	116	0.11%	$386,107	157	0.16%
Money market savings	948,992	590	0.25%	903,682	881	0.39%	840,696	1,465	0.70%
Regular savings	225,753	169	0.30%	196,700	175	0.36%	175,869	192	0.44%
Time deposits: (5)
$100,000 and over	479,274	1,527	1.28%	543,271	2,054	1.52%	569,587	2,217	1.56%
Under $100,000	499,737	1,336	1.07%	569,693	1,797	1.27%	600,754	2,135	1.43%
Total interest-bearing deposits	2,608,408	3,701	0.57%	2,636,390	5,023	0.77%	2,573,013	6,166	0.96%
Other borrowings (6)	299,115	1,582	2.12%	274,597	2,192	3.21%	288,554	1,967	2.73%
Total interest-bearing liabilities	2,907,523	5,283	0.73%	2,910,987	7,215	1.00%	2,861,567	8,133	1.14%

Noninterest-bearing liabilities:
Demand deposits	656,720			563,626			504,810
Other liabilities	38,813			36,199			24,050
Total liabilities	3,603,056			3,510,812			3,390,427
Stockholders' equity	434,640			431,915			440,359
Total liabilities and stockholders' equity	$4,037,696			$3,942,727			$3,830,786

Net interest income		$38,698			$39,125			$40,715

Interest rate spread (7)			4.02%			4.16%			4.48%
Interest expense as a percent of average earning assets			0.57%			0.79%			0.94%
Net interest margin (8)			4.18%			4.36%			4.68%

(1)	Rates and yields are annualized and calculated from actual, not rounded amounts in thousands, which appear above.
(2)	Interest income on securities includes $0, $46 thousand, and $93 thousand for the three months ended June 30, 2013, 2012, and 2011 in accretion of the fair market value adjustments.
(3)	Nonaccrual loans are included in average loans outstanding.
(4)	Interest income on loans includes $534 thousand, $915 thousand, and $1.6 million for the three months ended June 30, 2013, 2012, and 2011 in accretion of the fair market value adjustments related to the acquisitions.
(5)	Interest expense on certificates of deposits includes $2 thousand, $111 thousand, and $216 thousand for the three months ended June 30, 2013, 2012, and 2011 in accretion of the fair market value adjustments related to the acquisitions.
(6)	Interest expense on borrowings includes $122 thousand for the three months ended June 30, 2013, 2012, and 2011.
(7)	Income and yields are reported on a taxable equivalent basis using the statutory federal corporate tax rate of 35%.
(8)	Core net interest margin excludes purchase accounting adjustments and was 4.14%, 4.25%, and 4.47% for the three months ended June 30, 2013, 2012, and 2011.

AVERAGE BALANCES, INCOME AND EXPENSES, YIELDS AND RATES (TAXABLE EQUIVALENT BASIS)

	For the Six Months Ended June 30,
	2013			2012			2011
	Average Balance	Interest Income / Expense	Yield / Rate (1)	Average Balance	Interest Income / Expense	Yield / Rate (1)	Average Balance	Interest Income / Expense	Yield / Rate (1)
	(Dollars in thousands)
Assets:
Securities:
Taxable	$389,986	$4,008	2.07%	$471,605	$6,640	2.83%	$416,150	$7,257	3.52%
Tax-exempt	214,967	6,216	5.83%	174,131	5,503	6.36%	165,799	5,420	6.59%
Total securities (2)	604,953	10,224	3.41%	645,736	12,143	3.78%	581,949	12,677	4.39%
Loans, net (3) (4)	2,970,584	76,142	5.17%	2,838,484	79,825	5.66%	2,817,829	83,597	5.98%
Loans held for sale	137,008	2,146	3.16%	70,712	1,236	3.51%	48,214	1,032	4.32%
Federal funds sold	486	1	0.24%	397	1	0.24%	215	0	0.23%
Money market investments	1	-	0.00%	24	-	0.00%	157	-	0.00%
Interest-bearing deposits in other banks	11,565	11	0.19%	41,762	54	0.26%	25,103	33	0.26%
Other interest-bearing deposits	-	-	0.00%	-	-	0.00%	-	-	0.00%
Total earning assets	3,724,597	88,524	4.79%	3,597,115	93,259	5.21%	3,473,467	97,339	5.65%
Allowance for loan losses	(35,208)			(40,328)			(39,386)
Total non-earning assets	357,983			366,456			385,355
Total assets	$4,047,372			$3,923,243			$3,819,436

Liabilities and Stockholders' Equity:
Interest-bearing deposits:
Checking	$451,107	172	0.08%	$416,557	247	0.12%	$380,463	316	0.17%
Money market savings	949,035	1,244	0.26%	901,110	1,878	0.42%	825,717	2,970	0.73%
Regular savings	221,110	326	0.30%	191,525	353	0.37%	168,259	295	0.35%
Time deposits: (5)
$100,000 and over	502,595	3,193	1.28%	549,157	4,164	1.52%	585,173	4,700	1.62%
Under $100,000	507,688	2,728	1.08%	576,375	3,716	1.30%	610,407	4,570	1.51%
Total interest-bearing deposits	2,631,535	7,663	0.59%	2,634,724	10,358	0.79%	2,570,019	12,851	1.01%
Other borrowings (6)	300,223	3,153	2.12%	275,180	4,386	3.21%	289,976	3,874	2.69%
Total interest-bearing liabilities	2,931,758	10,816	0.74%	2,909,904	14,744	1.02%	2,859,995	16,725	1.18%

Noninterest-bearing liabilities:
Demand deposits	643,193			549,109			495,886
Other liabilities	36,120			36,128			27,150
Total liabilities	3,611,071			3,495,141			3,383,031
Stockholders' equity	436,301			428,102			436,405
Total liabilities and stockholders' equity	$4,047,372			$3,923,243			$3,819,436

Net interest income		$77,708			$78,515			$80,614

Interest rate spread (7)			4.05%			4.19%			4.47%
Interest expense as a percent of average earning assets			0.59%			0.82%			0.97%
Net interest margin (8)			4.21%			4.39%			4.68%

(1)	Rates and yields are annualized and calculated from actual, not rounded amounts in thousands, which appear above.
(2)	Interest income on securities includes $15 thousand, $108 thousand, and $201 thousand for the six months ended June 30, 2013, 2012, and 2011 in accretion of the fair market value adjustments.
(3)	Nonaccrual loans are included in average loans outstanding.
(4)	Interest income on loans includes $1.1 million, $2.2 million, and $3.2 million for the six months ended June 30, 2013, 2012, and 2011 in accretion of the fair market value adjustments related to the acquisitions.
(5)	Interest expense on certificates of deposits includes $4 thousand, $228 thousand, and $474 thousand for the six months ended June 30, 2013, 2012, and 2011 in accretion of the fair market value adjustments related to the acquisitions.
(6)	Interest expense on borrowings includes $244 thousand for the six months ended June 30, 2013, 2012, and 2011.
(7)	Income and yields are reported on a taxable equivalent basis using the statutory federal corporate tax rate of 35%.
(8)	Core net interest margin excludes purchase accounting adjustments and was 4.16%, 4.26%, and 4.47% for the six months ended June 30, 2013, 2012, and 2011.